Exhibit 10.1

TAX SHARING AGREEMENT

This amended and restated Tax Sharing Agreement (“Tax Sharing Agreement”) is executed on [—], 2011 by and among Ambac Financial Group, Inc. (formerly known as AMBAC Inc., and hereinafter referred to as “AFGI” or “Parent”) and each of the other corporations that is a signatory to this Tax Sharing Agreement below.

WHEREAS, Parent and each of the Subsidiaries (as defined below), including Ambac Assurance Corporation (formerly known as AMBAC Indemnity Corporation) (“AAC”), are includible corporations in an affiliated group of corporations of which AFGI is the common parent, all within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, Parent and the Subsidiaries are parties to a tax sharing agreement dated as of July 18, 1991 (the “1991 TSA”), as amended by Amendment No. 1, effective as of October 1, 1997 (“Amendment No.1”), as amended by Amendment No. 2, effective as of November 19, 2009 (“Amendment No. 2”), and as amended by Amendment No. 3, effective as of January 1, 2010 (“Amendment No. 3”), which sets forth a method to allocate and settle among them the consolidated federal tax liability of the Group (as defined below) and certain other related matters.

WHEREAS, Parent filed a petition in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), on November 8, 2010, as referenced by Case No. 10-15973 (SCC) (the “Chapter 11 Case”).

WHEREAS, Parent intends to continue to file consolidated federal income tax returns on behalf of itself and the other Members (as defined below) of the Group.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Effective Date. The effective date of this Tax Sharing Agreement (the “Effective Date”) shall be the later of (a) the Bankruptcy Plan Confirmation Date (as defined below) and (b) the date on which a non-stayed order is entered by the Rehabilitation Court (as defined below) approving the transactions contemplated by the Mediation Agreement (as defined below); provided, however, that once this Tax Sharing Agreement becomes effective, it shall have effect for all Taxable Periods (as defined below) beginning on or after January 1, 2011, subject to the following:

(a)	For purposes of subparagraph 3(c), this Tax Sharing Agreement shall have effect as of October 1, 2011, and the portion of the Taxable Period beginning on October 1, 2011 and ending on December 31, 2011 shall be considered a separate Taxable Period.

(b)	The 1991 TSA as amended by Amendment No. 1 and Amendment No. 2 (the “Prior Agreement”) shall remain in effect with respect to all Taxable Periods beginning before January 1, 2011. For the avoidance of doubt:

Amended and Restated Tax Sharing Agreement

(i)	In the event that tax attributes of the Group, including, but not limited to, NOLs (as defined below), AMT NOLs (as defined below) and tax credit carryforwards, arising in a Taxable Period beginning prior to January 1, 2011 are carried over to a Taxable Period beginning on or after January 1, 2011, the effect, in the Taxable Period to which the tax attribute is carried over, shall be determined by applying the provisions of this Tax Sharing Agreement; and

(ii)	In the event that tax attributes of the Group, including, but not limited to, NOLs, AMT NOLs, and tax credit carryforwards, arising in a Taxable Period beginning on or after January 1, 2011 are carried back to a Taxable Period beginning prior to January 1, 2011, the effect, in the Taxable Period to which the tax attribute is carried back, shall be determined by applying the provisions of the Prior Agreement; provided that any carryback of any portion of the Allocated AAC NOL Amount, Allocated AAC AMT NOL Amount, Post-Deconsolidation Allocated NOL Amount, Post-Deconsolidation Allocated AMT NOL Amount or Post-Determination Date NOLs shall be subject to subparagraph 3(c) of this Tax Sharing Agreement with respect to such Taxable Period.

(c)	Prior to the Effective Date, payments shall be made by the Subsidiaries to Parent, and by Parent to the Subsidiaries, in accordance with the provisions of the Prior Agreement.

(d)	Within sixty (60) days after the Effective Date, Parent shall calculate, in the case of each Subsidiary, the difference between (i) the aggregate amount paid (prior to the Effective Date) by the Subsidiary to Parent pursuant to the Prior Agreement with respect to Taxable Periods beginning on or after January 1, 2011, and (ii) the aggregate amount that would have been payable (prior to the Effective Date) by the Subsidiary to Parent with respect to such Taxable Periods if such payments had been determined under this Tax Sharing Agreement. If the amount in clause (i) exceeds the amount in clause (ii), this excess shall be paid by Parent to the Subsidiary no later than ninety (90) days after the Effective Date. If the amount in clause (ii) exceeds the amount in clause (i), this excess shall be paid by the Subsidiary to Parent no later than ninety (90) days after the Effective Date.

2. Defined Terms. For purposes of this Tax Sharing Agreement, the following terms shall be defined as follows:

“AAC AMT” for a Taxable Period shall mean, with respect to the AAC Subgroup, the AMT liability, if any, that the AAC Subgroup would have for such Taxable Period determined on a Separate Subsidiary Basis.

Amended and Restated Tax Sharing Agreement

“AAC AMT NOL Usage Amount” shall mean, with respect to any Taxable Period, the amount determined pursuant to subclause 3(c)(iii)(3).

“AAC Federal Tax Usage Amount” shall mean, with respect to any Taxable Period, the sum of the amounts due and payable by the AAC Subgroup under clauses 3(c)(i) and 3(c)(ii).

“AAC Notional AMT Amount” shall mean , with respect to any Taxable Period, the aggregate amount of the increase in the AAC Subgroup’s AMT liability that would have been owed and payable with respect to such Taxable Period (determined on a Separate Subsidiary Basis), disregarding any exclusion from gross income pursuant to Section 108(a) of the Code, to the extent that no portion of the (i) Allocated AAC AMT NOL Amount or (ii) Post-Deconsolidation Allocated AMT NOL Amount within the applicable NOL Usage Tier or Usage Tiers, as the case may be, would have been available in connection with such determination with respect to such Taxable Period (after applying all applicable modifications provided in subparagraph 3(c)).

“AAC Notional Federal Tax Amount” shall mean, with respect to any Taxable Period, the aggregate amount of the increase in the AAC Subgroup’s Federal Tax liability that would have been owed and payable with respect to such Taxable Period (determined on a Separate Subsidiary Basis), disregarding any exclusion from gross income pursuant to Section 108(a) of the Code, to the extent that no portion of the (i) (A) Allocated AAC NOL Amount or (B) Post-Deconsolidation Allocated NOL Amount within the applicable NOL Usage Tier or Usage Tiers, as the case may be, or (ii) AFGI NOL Amount, as the case may be, would have been available in connection with such determination with respect to such Taxable Period (after applying all applicable modifications provided in subparagraph 3(c)).

“AAC Subgroup” shall mean AAC and any direct or indirect Subsidiary of AAC, including Everspan, which would be treated as an includable corporation of an affiliated group of corporations under Section 1504(a) of the Code as if AAC were the common parent of such affiliated group; provided, however, that for purposes of paragraphs 3, 4 and 5 and subparagraphs 6(e) and 6(f), the AAC Subgroup shall be treated as a single separate Subsidiary of the Group.

“AAC Subsidiary” shall mean any Subsidiary included in the AAC Subgroup.

“Adjustment Event” shall mean any event resulting in the application of Treasury Regulation Section 1.1502-36 to AAC or the AAC Subgroup, other than a Deconsolidation Event.

Amended and Restated Tax Sharing Agreement

“AFGI NOL Amount or AFGI NOLs” shall mean, with respect to any Taxable Period, the NOLs of the Group MINUS the sum of (i) the Allocated AAC NOL Amount that has not been previously utilized to offset income for Federal Tax purposes and (ii) the portion of the Post-Determination Date NOLs that has not been previously utilized to offset income for Federal Tax purposes, in each case, as determined as of the end of such Taxable Period (or the portion of each Taxable Period ending on the date of the occurrence of a Deconsolidation Event).

“AFGI Subgroup” shall mean each Member of the Group other than any Member included in the AAC Subgroup.

“AFGI Subsidiary” shall mean each Subsidiary other than any Subsidiary included in the AAC Subgroup.

“Allocated AAC AMT NOL Amount” shall mean an aggregate amount of AMT NOLs equal to the product of (i) the AMT NOLs of the Group and (ii) the percentage (expressed as a decimal) determined by dividing (1) the Allocated AAC NOL Amount by (2) the total NOLs of the Group MINUS any Debt Related Income, such NOLs to be determined as of the Determination Date, in each case, to the extent not previously utilized by the AAC Subgroup.

“Allocated AAC NOL Amount” shall mean the lesser of (i) $3.8 billion and (ii) the total amount of Pre-Determination Date NOLs MINUS the Debt Related Income.

“AMT” shall mean the alternative minimum tax imposed pursuant to Sections 55 through 59 of the Code.

“AMT NOL or AMT NOLs” shall mean any NOL or NOLs as determined for purposes of the AMT provisions of the Code, including any adjustments or limitations provided pursuant to Sections 55 though 59 of the Code.

“Annual AMT NOL Usage Credit” shall mean, subject to subclause 3(c)(iii)(4):

i.	with respect to the Taxable Period beginning on October 1, 2011, $1 million;

ii.

during the second (2nd) through seventh (7th) Taxable Periods following the Taxable Period beginning on October 1, 2011, the sum of (1) $3 million and (2) the excess of $3 million over the lesser of (Y) the portion of the Annual AMT NOL Usage Credit actually utilized in the immediately prior Taxable Period and (Z) $3 million;

Amended and Restated Tax Sharing Agreement

iii.

during the eighth (8th) Taxable Period following the Taxable Period beginning on October 1, 2011, the sum of (1) $10 million and (2) the excess of $3 million over the lesser of (Y) the portion of the Annual AMT NOL Usage Credit actually utilized in the immediately prior Taxable Period and (Z) $3 million; and

iv.

during the ninth (9th) Taxable Period following the Taxable Period beginning on October 1, 2011 and any Taxable Period thereafter, the Annual AMT NOL Usage Credit shall be equal to the sum of (1) $10 million and (2) the excess of $10 million over the lesser of (Y) the portion of the Annual AMT NOL Usage Credit actually utilized in the immediately prior Taxable Period and (Z) $10 million.

“Bankruptcy Plan” shall mean the Plan of Reorganization of Ambac Financial Group, Inc. filed with the Bankruptcy Court on July 6, 2011 (as amended, supplemented or otherwise modified).

“Bankruptcy Plan Confirmation Date” shall mean the date on which an order is entered pursuant to Bankruptcy Code Section 1129 by the Bankruptcy Court confirming the Bankruptcy Plan.

“Carryback Payment” shall have the meaning provided in subparagraph 5(a).

“Cash Grant” shall mean the $30 million paid by AAC to AFGI (through an escrow account) pursuant to the Mediation Agreement.

“Closing Date” shall have the meaning provided in paragraph 11 of the Mediation Agreement.

“CODI” shall mean cancellation of indebtedness income as determined under Sections 61(a)(12) and 108(a) of the Code and the Treasury Regulations thereunder.

“Cooperation Agreement” shall mean the Cooperation Agreement, dated as of March 24, 2010, among AAC, the Segregated Account, AFGI and the Rehabilitator, as amended.

“Cost Allocation Agreement” shall mean the Expense Sharing and Cost Allocation Agreement effective as of the Effective Date among AFGI, AAC and the affiliates listed on Schedule A thereto.

“Debt Related Income” shall mean any Interest Recapture plus any CODI, in each case, realized by AFGI or an AFGI Subsidiary in connection with the Bankruptcy Plan and the Chapter 11 Case.

Amended and Restated Tax Sharing Agreement

“Deconsolidation Event” shall mean any event that results in neither AAC nor any entity that, pursuant to Section 381 of the Code, succeeds to the tax attributes of AAC described in Section 381(b) of the Code, being characterized as an includible corporation with the Group, all within the meaning of Section 1504 of the Code.

“Determination Date” shall mean September 30, 2011.

“Effective Date” shall have the meaning provided in paragraph 1.

“Estimated Tax Payments” shall mean, for a Taxable Period, the aggregate payments for such Taxable Period provided in paragraph 4 hereof.

“Everspan” shall mean Everspan Financial Guarantee Corp.

“Federal Tax” shall mean any tax imposed under the Code other than AMT.

“Final Determination” shall have the meaning provided in subparagraph 5(a).

“Group” shall mean (i) Parent and (ii) any corporation (whether now existing or hereafter formed or acquired) which is includible in the affiliated group, as defined in Section 1504(a) of the Code, which includes Parent (or a new common parent if the affiliated group of which Parent is the common parent as of January 1, 2011 remains in existence under Treasury Regulation Section 1.1502-75(d)(3)).

“Initial Date” shall mean the date on which Parent ceased to be a member of the affiliated group of which Citicorp is the common parent.

“Interest Recapture” shall mean the amount of any interest expense of AFGI or an AFGI Subsidiary that is disallowed pursuant to Section 382(l)(5)(B) of the Code upon the consummation of the Bankruptcy Plan or otherwise related to the Chapter 11 Case.

“IRS” shall mean the U.S. Internal Revenue Service.

“IRS Dispute” shall mean the adversary proceeding (including appeals, if any) initiated by AFGI as debtor in the Chapter 11 Case against the IRS (captioned Ambac Financial Group, Inc. vs. United States of America, Case No. 10-04210).

“Maximum Annual AMT NOL Usage Credit” shall mean, with respect to any Taxable Period, an amount of the Annual AMT NOL Usage Credit equal to the excess, if any, of (i) the AAC AMT NOL Usage Amount (determined before giving effect to the Annual AMT NOL Usage Credit)

Amended and Restated Tax Sharing Agreement

over (ii) the AAC Federal Tax Usage Amount, such excess, subject to the payment provisions of subclause 3(c)(iii)(2).

“Mediation Agreement” shall mean the mediation agreement, dated as of September 21, 2011, by and among AFGI, AAC, the Segregated Account, the Wisconsin Office of the Commissioner of Insurance, the Rehabilitator and the Official Committee of Unsecured Creditors of AFGI.

“Member” shall mean each corporation (whether now existing or hereafter formed or acquired), including Parent and each of the Subsidiaries, that is entitled, or required, to join with Parent in filing a consolidated federal income tax return with the Group.

“NOL or NOLs” shall mean any net operating loss or losses as determined pursuant to Section 172 of the Code.

“NOL Usage Table” shall mean the table contained in subclauses 3(c)(i)(2), 3(c)(ii)(2) and 3(c)(iii)(3).

“NOL Usage Tier” shall mean the applicable tier for calculating payments as described in each NOL Usage Table.

“Post-Deconsolidation Allocated AMT NOL Amount” shall mean an amount equal to (i) the Allocated AAC AMT NOL Amount MINUS (ii) the Pre-Deconsolidation Utilized AMT NOL Amount; provided, however, that AFGI, in its sole discretion, may increase the Post-Deconsolidation Allocated AMT NOL Amount.

“Post-Deconsolidation Allocated NOL Amount” shall mean an amount equal to (i) the Allocated AAC NOL Amount, MINUS (ii) the Pre-Deconsolidation Utilized NOL Amount; provided, however, that AFGI in its sole discretion, may increase the Post-Deconsolidation Allocated NOL Amount.

“Post-Determination Date AMT NOLs” shall mean, subject to subparagraph 6(f), any AMT NOLs directly accruing and attributable to the AAC Subgroup (determined on a Separate Subsidiary Basis) after the Determination Date.

“Post-Determination Date NOLs” shall mean, subject to subparagraph 6(f), any NOLs directly accruing and attributable to the AAC Subgroup (determined on a Separate Subsidiary Basis) after the Determination Date.

“Pre-Deconsolidation Utilized AMT NOL Amount” shall mean the aggregate portion of the Allocated AAC AMT NOL Amount deemed utilized by the AAC Subgroup to offset income for AMT purposes pursuant to the provisions of clause 3(c)(iii) following the Determination Date and on or prior to the date on which a Deconsolidation Event occurs

Amended and Restated Tax Sharing Agreement

(including any AMT NOLs that were not directly or indirectly subject to the payment requirements of clause 3(c)(iii)).

“Pre-Deconsolidation Utilized NOL Amount” shall mean the aggregate sum of the Allocated AAC NOL Amount deemed utilized by (i) the AAC Subgroup to offset income for Federal Tax purposes pursuant to the provisions of subclause 3(c)(i)(2) and (ii) the AFGI Subgroup to offset income for Federal Tax purposes pursuant to the provisions of clause 3(c)(vii), in each case, following the Determination Date and on or prior to the date on which a Deconsolidation Event occurs (including any NOLs that were not directly or indirectly subject to the payment requirements of clause 3(c)(i)).

“Pre-Determination Date AMT NOLs” shall mean, subject to subparagraph 6(f), any AMT NOLs generated by the Group on or prior to, and existing as of, the Determination Date, not taking into account the consequences of any settlement with respect to the IRS Dispute.

“Pre-Determination Date NOLs” shall mean, subject to the provisions of subparagraph 6(f), any NOLs generated by the Group on or prior to, and existing as of, the Determination Date, not taking into account the consequences of any settlement with respect to the IRS Dispute.

“Recovery Payment” shall have the meaning provided in subparagraph 5(d).

“Rehabilitation Court” shall mean the Circuit Court of Dane County Wisconsin, with respect to the Segregated Account rehabilitation proceeding, Case No. 10-cv-1576.

“Rehabilitator” shall mean the rehabilitator of the Segregated Account appointed by the Rehabilitation Court.

“Segregated Account” shall mean the segregated account of AAC, established pursuant to a plan of operation which sets forth the manner by which AAC shall establish and operate such segregated account in accordance with Wis. Stat. Section 611.24(2).

“Separate Subsidiary Basis” shall mean the Federal Tax liability and AMT liability, taking into account all items of income, gain, deduction, loss, credits (including AMT credits), tax item carryforwards or carrybacks or other similar tax attributes that each Subsidiary would have for such Taxable Period (including interest and penalties related to items attributable to each Subsidiary) determined as if such Subsidiary had filed its own federal tax return for any such Taxable Period and for all prior Taxable Periods beginning on or after the Initial Date employing the methods and principles of accounting, elections and conventions actually

Amended and Restated Tax Sharing Agreement

used in the determination of the Federal Tax and AMT liabilities of the Group.

“Separate Subsidiary Tax” for a Taxable Period shall mean, with respect to each Subsidiary, the Federal Tax liability and AMT liability that each Subsidiary would have for such Taxable Period (including interest and penalties related to items attributable thereto) determined on a Separate Subsidiary Basis; provided, however, that (i) prior to a Deconsolidation Event, the AAC Subgroup shall be treated as a single separate Subsidiary of the Group and (ii) after a Deconsolidation Event, the AAC Subgroup shall be treated as a single corporation that is not included in any affiliated group as defined in Section 1504 of the Code and that is filing its own separate federal tax return; provided further, in each case, that for purposes of subparagraph 3(c), the AAC Subgroup or the AFGI Subgroup, as the case may be, shall be characterized as having available for its use the NOLs, AMT NOLs and AMT credits specifically allocated to, or made available for use by, the AAC Subgroup pursuant to (and subject to the limitations provided) in this Tax Sharing Agreement.

“Subsidiary” shall mean each corporation, or association taxable as a corporation, that is an includible corporation within the meaning of Section 1504 of the Code with respect to the Group, the AAC Subgroup, or both the Group and the AAC Subgroup, as the case may be.

“Taxable Period” shall mean any taxable year (or portion thereof) ending after the Initial Date with respect to which a federal income tax return is filed on behalf of (i) the Group, (ii) the AAC Subgroup or (iii) AAC.

3. Provisions Relating to Payments. For each Taxable Period, the parties hereto shall make payments to each other in accordance with this Tax Sharing Agreement as follows:

(a)	Payments to Parent and AAC.

(i)	For each Taxable Period of the Group, each AFGI Subsidiary shall pay to Parent the Separate Subsidiary Tax due with respect to such AFGI Subsidiary no later than the due date (excluding extensions) of the Group’s consolidated federal tax return for the Taxable Period in question.

(ii)

For each Taxable Period of the Group beginning prior to the occurrence of a Deconsolidation Event, AAC on behalf of the AAC Subgroup, shall pay to Parent the Separate Subsidiary Tax due with respect to the AAC Subgroup no later than the due date (excluding extensions) of the Group’s consolidated federal tax return for the Taxable Period in question; provided, however, that, solely for purposes of this clause 3(a)(ii), in the event that AAC is required to make a payment to Parent pursuant to subclause

Amended and Restated Tax Sharing Agreement

3(c)(i)(3) with respect to the Taxable Period, the Separate Subsidiary Tax of the AAC Subgroup for the Taxable Period shall be calculated by treating any portion of the AFGI NOL Amount that is utilized by the AAC Subgroup as if such NOLs had been generated by the AAC Subgroup rather than by AFGI or an AFGI Subsidiary; and provided further that to the extent that Parent has not previously made all payments to AAC required under this Tax Sharing Agreement and the Prior Agreement, AAC shall be entitled to offset and retain any portion of the payment of Separate Subsidiary Tax that would otherwise be due to Parent.

(iii)	For each Taxable Period of the Group beginning prior to the occurrence of a Deconsolidation Event, AAC on behalf of the AAC Subgroup shall pay to Parent any amounts due pursuant to subparagraph 3(c) hereof no later than forty-five (45) days after the due date (excluding extensions) of the Group’s consolidated federal tax return for the Taxable Period in question; provided, however, that any such amounts due prior to the Closing Date shall be deposited in an escrow account established pursuant to the Mediation Agreement and subsequently transferred to AFGI on the Closing Date; provided further, that AAC shall be entitled to offset and retain any portion of any amounts due pursuant to subparagraph 3(c) to the extent that Parent has not previously made all payments to AAC required under this Tax Sharing Agreement and the Prior Agreement.

(iv)	With respect to any Taxable Period of the AAC Subgroup beginning after a Deconsolidation Event, AAC shall provide AFGI with (1) a copy of any tax return that includes the AAC Subgroup and that reflects the utilization of any portion of the Post-Deconsolidation Allocated NOL Amount or Post-Deconsolidation Allocated AMT NOL Amount and (2) a reasonably detailed written calculation either of the amounts due to Parent under clauses 3(c)(ii) or 3(c)(iii) or an explanation of why no amounts are due, in each case, at least thirty (30) days before the filing of such tax return. If AFGI agrees in writing within thirty (30) days of the receipt of the items referenced in (1) and (2) above with AAC’s calculation of the amounts due to AFGI, AAC shall pay to AFGI any amounts due pursuant to subparagraph 3(c) no later than the due date of such tax return including extensions; provided, however, that AAC shall be entitled to offset and retain any portion of any amounts due pursuant to subparagraph 3(c) to the extent that Parent has not previously made all payments to AAC required under this Tax Sharing Agreement and the Prior Agreement. Any disputed item related to such tax return shall be subject to the dispute resolution and payment provisions of paragraph 8.

Amended and Restated Tax Sharing Agreement

(v)	For each Taxable Period of the Group, each AAC Subsidiary (other than AAC) shall pay to AAC (1) such Subsidiary’s allocable portion of the AAC Subgroup’s Separate Subsidiary Tax, as determined solely in AAC’s discretion, no later than the due date (excluding extensions) of the Group’s consolidated federal tax return for the Taxable Period in question and (2) such subsidiary’s allocable portion of the AAC Subgroup’s amount due to Parent under clause 3(a)(iii), as determined solely in AAC’s discretion, no later than forty-five (45) days after the due date (excluding extensions) of the Group’s consolidated federal tax return for the Taxable Period in question.

(b)	Payments by Parent.

(i)	To the extent that payments made by any AFGI Subsidiary pursuant to clause 3(a)(i) and paragraph 4 exceed the Separate Subsidiary Tax liability of such AFGI Subsidiary for a Taxable Period, AFGI shall, no later than thirty (30) days after the filing of the Group’s consolidated federal tax return with respect to such Taxable Period, pay such excess to such AFGI Subsidiary.

(ii)	To the extent that payments made by AAC on behalf of the AAC Subgroup pursuant to clause 3(a)(ii) and paragraph 4 with respect to a Taxable Period exceed the Separate Subsidiary Tax liability of the AAC Subgroup for such Taxable Period, AFGI shall, no later than thirty (30) days after the filing of the Group’s consolidated federal tax return with respect to such Taxable Period, pay such excess to AAC; provided, however, that Parent shall be entitled to offset and retain any portion of such excess to the extent that AAC has not previously made all payments required under this Tax Sharing Agreement and the Prior Agreement.

(iii)	With respect to (1) any Taxable Period of the Group that does not include a Deconsolidation Event or (2) the portion of any Taxable Period of the Group prior to the occurrence of a Deconsolidation Event, to the extent that payments made by AAC on behalf of the AAC Subgroup pursuant to subparagraph 3(c) exceed the payments required to be made thereunder, AFGI shall, no later than thirty (30) days after the filing of the Group’s consolidated federal tax return with respect to such Taxable Period, pay such amounts to AAC; provided, however, that Parent shall be entitled to offset and retain any portion of such excess to the extent that AAC has not previously made all payments required under this Tax Sharing Agreement and the Prior Agreement.

(iv)	For each Taxable Period of the Group beginning on or prior to the date on which a Deconsolidation Event occurs, Parent shall pay to

Amended and Restated Tax Sharing Agreement

AAC on behalf of the AAC Subgroup any amounts due pursuant to clause 3(c)(vii) hereof no later than the due date (excluding extensions) of the Group’s consolidated federal tax return with respect to such Taxable Period.

(v)	For the avoidance of doubt, the provisions of paragraph 5 shall be taken into account with respect to any payments made as a result of a Final Determination or Carryback Payment (as such terms are defined below).

(c)	Payments Related to the Notional Utilization of NOLs . For purposes of determining any payments required under this subparagraph 3(c) related to the notional utilization of NOLs:

(i)	Allocated AAC NOL Amount during Consolidation. Subject to clauses 3(c)(iv) through 3(c)(viii):

(1)	Allocated NOLs. Unless and until there has been a Deconsolidation Event, the aggregate amount of Pre-Determination Date NOLs allocated to, and available for use by, the AAC Subgroup to offset income for Federal Tax purposes shall be an aggregate amount equal to the Allocated AAC NOL Amount.

(2)	NOL Usage Payment. The AAC Subgroup in the aggregate may utilize Pre-Determination Date NOLs to offset income for Federal Tax purposes in an amount up to the Allocated AAC NOL Amount (to the extent not previously utilized in a prior Taxable Period pursuant to this subclause 3(c)(i)(2)). During any Taxable Period that the AAC Subgroup offsets income for Federal Tax purposes by utilizing any portion of the available Allocated AAC NOL Amount with respect to any NOL Usage Tier set forth in the NOL Usage Table below (taking into account all prior NOL utilization within each NOL Usage Tier during any Taxable Period), AAC shall make payments to AFGI within the time and in the manner prescribed herein in an amount equal to (Y) the applicable percentages with respect to the applicable NOL Usage Tier, multiplied by (Z) the AAC Notional Federal Tax Amount attributable to the utilization of such portion of the Allocated AAC NOL Amount within the applicable NOL Usage Tier or NOL Usage Tiers, as the case may be.

Amended and Restated Tax Sharing Agreement

NOL Usage Tier	Allocated AAC NOL Amount	Applicable Percentage
A	The first $0.5 billion	15%
B	The next $1.1 billion after NOL Usage Tier A	40%
C	The next $1.1 billion after NOL Usage Tier B	10%
D	The next $1.1 billion after NOL Usage Tier C	15%

(3)

Additional Payment. Beginning on the fifth (5th) anniversary of the Effective Date prior to the occurrence of a Deconsolidation Event, and, subject to AFGI’s consent (not to be unreasonably withheld), the AAC Subgroup may utilize NOLs to offset income for Federal Tax purposes in any Taxable Period in an amount up to the AFGI NOL Amount (less any portion of the AFGI NOL Amount utilized by any Member of the AFGI Subgroup in a prior Taxable Period or the current Taxable Period pursuant to clause 3(c)(vii)). During any Taxable Period that the AAC Subgroup utilizes any portion of the AFGI NOL Amount to offset income of the AAC Subgroup for Federal Tax purposes, AAC shall make a payment to AFGI within the time and manner prescribed herein in an amount equal to 25% multiplied by the AAC Notional Federal Tax Amount determined with respect to the AAC Subgroup’s use of such NOLs, provided that the entire amount of the NOLs comprising the Allocated AAC NOL Amount has been previously subject to subclause 3(c)(i)(2).

(ii)	Allocated AAC NOL Amount following a Deconsolidation Event. Subject to clauses 3(c)(iv) through 3(c)(viii):

(1)	Allocated NOLs. Following the occurrence of a Deconsolidation Event, the aggregate amount of Pre-Determination Date NOLs allocated to, and available for use by, the AAC Subgroup to offset income for Federal Tax purposes shall be an aggregate amount equal to the Post-Deconsolidation Allocated NOL Amount.

(2)

NOL Usage Payment. The AAC Subgroup in the aggregate may utilize Pre-Determination Date NOLs to offset income for Federal Tax purposes in an amount up to the Post-Deconsolidation Allocated NOL Amount (to the extent not previously utilized in a prior Taxable Period pursuant to

Amended and Restated Tax Sharing Agreement

clause 3(c)(i) or this clause 3(c)(ii)). During any Taxable Period that the AAC Subgroup offsets income for Federal Tax purposes by utilizing any portion of the available Post-Deconsolidation Allocated NOL Amount with respect to any NOL Usage Tier set forth in the NOL Usage Table below (taking into account all prior NOL utilization within each NOL Usage Tier during any Taxable Period, including any utilization of any portion of the Allocated AAC NOL Amount under clause 3(c)(i)), AAC shall make payments to AFGI within the time and in the manner prescribed herein in an amount equal to (Y) the applicable percentages with respect to the applicable NOL Usage Tier, multiplied by (Z) the AAC Notional Federal Tax Amount attributable to the utilization of such portion of the Allocated AAC NOL Amount within the applicable NOL Usage Tier or NOL Usage Tiers, as the case may be.

NOL Usage Tier	Allocated AAC NOL Amount	Applicable Percentage
A	The first $0.5 billion	15%
B	The next $1.1 billion after NOL Usage Tier A	40%
C	The next $1.1 billion after NOL Usage Tier B	10%
D	The next $1.1 billion after NOL Usage Tier C	15%

(iii)	AAC AMT Excess Usage Amount. Subject to clauses 3(c)(iv) through 3(c)(viii):

(1)	Allocated AMT NOLs. The aggregate amount of Pre-Determination Date AMT NOLs allocated to, and available for use by, the AAC Subgroup to offset income for AMT purposes shall be an aggregate amount equal to the Allocated AAC AMT NOL Amount.

(2)

AMT NOL Usage Payment. The AAC Subgroup may utilize (i) prior to a Deconsolidation Event, Pre-Determination Date AMT NOLs to offset income for AMT purposes in an amount up to the Allocated AAC AMT NOL Amount (to the extent not previously utilized in a prior Taxable Period without regard to whether such AMT NOLs were directly or indirectly subject to the payment requirements of this clause 3(c)(iii)) or (ii) following a Deconsolidation Event, Pre-Determination Date AMT NOLs to offset income for AMT purposes in an amount up to the Post-Deconsolidation Allocated AMT NOL Amount

Amended and Restated Tax Sharing Agreement

(to the extent not previously utilized in a prior Taxable Period without regard to whether such AMT NOLs were directly or indirectly subject to the payment requirements of this clause 3(c)(iii)). During any Taxable Period that the AAC Subgroup offsets income for AMT purposes by utilizing any portion of the Allocated AAC AMT NOL Amount or Post-Deconsolidation Allocated AMT NOL Amount, as the case may be, AAC shall make payments to AFGI within the time and in the manner prescribed hereunder in an amount equal to the excess of (Y) the AAC AMT NOL Usage Amount over (Z) the AAC Federal Tax Usage Amount.

(3)	AAC AMT NOL Usage Amount. During any Taxable Period that the AAC Subgroup offsets income for AMT purposes by utilizing any portion of the available Allocated AAC AMT NOL Amount or Post-Deconsolidation Allocated AMT NOL Amount with respect to any NOL Usage Tier or NOL Usage Tiers, as the case may be, set forth in the NOL Usage Table below (taking into account all prior AMT NOL utilization within each NOL Usage Tier during any Taxable Period), the AAC AMT NOL Usage Amount shall equal (Y) the applicable percentages with respect to the applicable NOL Usage Tier or NOL Usage Tiers, as the case may be, multiplied by (Z) (I) the AAC Notional AMT Amount attributable to the utilization of such portion of the Allocated AAC AMT NOL Amount or the Post-Deconsolidation Allocated AMT NOL Amount, as the case may be, within the applicable NOL Usage Tier or NOL Usage Tiers, as the case may be, MINUS (II) the Annual AMT NOL Usage Credit applicable with respect to such Taxable Period; provided that the utilization of the Annual AMT NOL Usage Credit in any Taxable Period shall not exceed the Maximum Annual AMT NOL Usage Credit.

AMT NOL Usage Tier	AAC AMT NOL Usage Amount	Applicable Percentage
A	The first $0.5 billion	15%
B	The next $1.1 billion after AMT NOL Usage Tier A	40%
C	The next $1.1 billion after AMT NOL Usage Tier B	10%
D	The next $1.1 billion after AMT NOL Usage Tier C	15%

Amended and Restated Tax Sharing Agreement

(4)	Annual AMT NOL Usage Credit Limitation. Notwithstanding any other provision of this agreement, (X) with respect to determining the AAC AMT NOL Usage Amount with respect to any Taxable Period, (I) any Annual AMT NOL Usage Credit that is not utilized in any prior Taxable Period, taking into account the Maximum Annual AMT NOL Usage Credit, and subject to the payment requirements of subclause 3(c)(iii)(2) may only be carried to the next succeeding Taxable Period and may not be carried into any other Taxable Period, (Y) the sum of the Annual AMT NOL Usage Credits utilized by the AAC Subgroup, after taking into account the Maximum Annual AMT NOL Usage Credit, shall not exceed in the aggregate $60 million throughout the period that the AAC Subgroup is required to make any payments pursuant to this paragraph 3 and (Z) the Annual AMT NOL Usage Credit shall not be utilized in the event that the AAC Federal Tax Usage Amount exceeds the AAC AMT NOL Usage Amount (as calculated before giving effect to such Annual AMT NOL Usage Credit).

(5)	Amounts shall be due and payable from AAC to AFGI pursuant to subparagraph 3(a) and clauses 3(c)(i), (ii) and (iii) without regard to whether the AAC Federal Tax Usage Amount or AAC AMT NOL Usage Amount arises prior, or subsequent, to a Deconsolidation Event.

(iv)	Post-Determination Date NOLs and AMT NOLs. Solely for purposes of subparagraph 3(c) or any other provision relating to payments under subparagraph 3(c):

(1)	Post-Determination Date NOLs. Post-Determination Date NOLs shall be available for use by the AAC Subgroup at no cost and shall not be subject to any NOL usage payments under this subparagraph 3(c). Following the occurrence of a Deconsolidation Event, Post-Determination Date NOLs (to the extent not previously utilized by the AAC Subgroup in any Taxable Period or portion thereof prior to the occurrence of a Deconsolidation Event) shall be allocated to, and available for use by, the AAC Subgroup.

(2)

Post-Determination Date AMT NOLs. Post-Determination Date AMT NOLs shall be available for use by the AAC Subgroup at no cost and shall not be subject to any NOL usage payments under this subparagraph 3(c). Following the occurrence of a Deconsolidation Event, Post-Determination Date AMT NOLs (to the extent not

Amended and Restated Tax Sharing Agreement

previously utilized by the AAC Subgroup in any Taxable Period or portion thereof prior to the occurrence of a Deconsolidation Event) shall be allocated to, and available for use by, the AAC Subgroup.

(v)	AAC Subgroup NOL and AMT NOL Carryforwards and Carrybacks. Solely for purposes of subparagraph 3(c) or any other provision relating to payments under subparagraph 3(c):

(1)	NOL Carryforwards. It is understood that to the extent that the AAC Subgroup has any available Post-Determination Date NOLs, solely for purposes of determining the amount of any NOL usage payments due to AFGI from AAC under this Tax Sharing Agreement pursuant to clauses 3(c)(i) and (ii), such Post-Determination Date NOLs shall be treated as being used prior to the utilization of any Allocated AAC NOL Amount, Post-Deconsolidation Allocated NOL Amount or AFGI NOL Amount.

(2)	AMT NOL Carryforwards. It is understood that to the extent that the AAC Subgroup has any available Post-Determination Date AMT NOLs, solely for purposes of determining the amount of any payments due to AFGI from AAC under this Tax Sharing Agreement pursuant to clause 3(c)(iii), such Post-Determination Date AMT NOLs shall be treated as being used prior to the utilization of any Allocated AAC AMT NOL Amount or Post-Deconsolidation Allocated AMT NOL Amount.

(3)	NOL Carrybacks. It is understood that to the extent that the AAC Subgroup carries back any portion of the Allocated AAC NOL Amount to Taxable Periods beginning prior to January 1, 2011, solely for purposes of determining the amount of any NOL usage payments due to AFGI under this Tax Sharing Agreement pursuant to clauses 3(c)(i) and (ii), such portion of the Allocated AAC NOL Amount carried back to such prior Taxable Periods shall be treated as being utilized pursuant to subparagraph 3(c). Any such carryback by the AAC Subgroup shall be deemed to be a carryback of Post-Determination Date NOLs prior to a carryback of any portion of the Allocated AAC NOL Amount.

(vi)

Cash Grant. The payment of the Cash Grant shall credit against the first $5 million of payments owed by AAC to AFGI in the aggregate with respect to any Taxable Period under each of NOL Usage Tier A, NOL Usage Tier B and NOL Usage Tier C in

Amended and Restated Tax Sharing Agreement

clauses 3(c)(i), (ii) or (iii), provided that the sum of credits for all tiers shall not exceed $15 million.

(vii)	AFGI NOL Usage. Notwithstanding any other provision of this Tax Sharing Agreement and solely for purposes of clauses 3(b)(iv) and 3(c)(i) through 3(c)(vii):

(1)	AFGI and any AFGI Subsidiary shall be treated as using any available portion of the AFGI NOL Amount prior to the utilization of any Allocated AAC NOL Amount or Post-Determination Date NOLs.

(2)	(Y) Prior to a Deconsolidation Event, AFGI and any AFGI Subsidiary shall be able to utilize NOLs of the Group (other than any portion of the Allocated AAC NOL Amount and the Post-Determination Date NOLs) in an amount equal to the AFGI NOL Amount, and (Z) following a Deconsolidation Event, the Group shall be able to utilize the aggregate amount of the Group’s NOLs, other than the Post-Deconsolidation Allocated NOL Amount and the Post-Determination Date NOLs, in each case, to the fullest extent permitted by the Code without limitation or any requirement to pay or otherwise compensate AAC or any AAC Subsidiary.

(3)	Prior to a Deconsolidation Event, and subject to subclauses 3(c)(vii)(1) and (2) above, if AFGI or any AFGI Subsidiary utilizes (Y) any Allocated AAC NOL Amount to the extent not previously utilized by the AAC Subgroup pursuant to clause 3(c)(ii) or (Z) any Post-Determination Date NOLs to the extent not previously utilized by (I) the AAC Subgroup pursuant to clause 3(c)(iv) or (II) any Member of the AFGI Subgroup pursuant to this subclause 3(c)(vii)(3), AFGI shall pay AAC pursuant to this Tax Sharing Agreement an amount equal to 50% multiplied by the aggregate amount of the AFGI Subgroup’s Federal Tax liability for the Taxable Period for which such NOLs were used that otherwise would have been paid by AFGI, or an AFGI Subsidiary, if such portion of the Allocated AAC NOL Amount or Post-Determination Date NOLs were not available for its use. Any such use by AFGI and the AFGI Subsidiaries shall be deemed to be a use of the Allocated AAC NOL Amount prior to a use of the Post-Determination Date NOLs.

(viii)	NOL Usage Table. In the event that the Allocated AAC NOL Amount or Allocated AAC AMT NOL Amount is less than $3.8

Amended and Restated Tax Sharing Agreement

billion, the size of each NOL Usage Tier provided in the NOL Usage Table will be reduced proportionally. Such proportionate reduction shall be applied separately to the Allocated AAC NOL Amount and the Allocated AAC AMT NOL Amount. For the avoidance of doubt, if the Allocated AAC NOL Amount is 10% less than $3.8 billion and the Allocated AAC AMT NOL Amount is 20% less than $3.8 billion, then the size of each NOL Usage Tier within the Allocated AAC NOL Amount will be reduced by 10% as compared to the representative usage tiers shown above and the size of each usage tier within the Allocated AAC AMT NOL Amount will be reduced by 20% as compared to the representative tiers shown in the NOL Usage Table.

4. Estimated Tax Payments. No later than two (2) business days prior to the dates specified for payment of estimated tax in Section 6655 of the Code, each Subsidiary (including the AAC Subgroup) shall pay to Parent an amount equal to the estimated Separate Subsidiary Tax liability of such Subsidiary as required by clauses 3(a)(i) and (ii).

5. Redeterminations of Tax Liabilities.

(a)	In General. In the event of any redetermination of any item of income, gain, loss, deduction or credit of any member of the Group for any Taxable Period as a result of an examination by the IRS, any final action by the IRS on an amended return or a claim for refund, the execution of a closing agreement with the IRS or a judicial decision which has become final including, in each case, any determination relating to whether any party to this Tax Sharing Agreement is properly characterized as being includable in the Group or AAC Subgroup (a “Final Determination”), or in the event of any redetermination of any item of income, gain, loss, deduction or credit of any member of the Group for any Taxable Period which is reflected in an application that is filed with the IRS for a tentative carryback adjustment pursuant to Section 6411 of the Code and that results in a payment by the IRS (a “Carryback Payment”), the Subsidiary Separate Tax, and any other payments required pursuant to subparagraph 3(c), in a manner consistent with this Tax Sharing Agreement with respect to each Subsidiary shall be recomputed for such Taxable Period to take into account such redetermination (including any penalties or additions to tax) in a manner consistent with such revised treatment, and the payments pursuant to paragraph 3 and any tax attributes shall be appropriately adjusted. For the avoidance of doubt, any redetermination that occurs in connection with an application filed with the IRS for a tentative carryback adjustment pursuant to Section 6411 of the Code shall not be treated as being a result of a Final Determination.

(b)

Procedure Relating to Final Determinations. In the case of any adjustment described in the first sentence of subparagraph 5(a) that occurs in connection with a Final Determination, any payment between Parent and

Amended and Restated Tax Sharing Agreement

any of the Subsidiaries required by such adjustment shall be paid within seven (7) days of the date of a Final Determination with respect to such redetermination, or as soon as such adjustment can practicably be calculated, if later. Such payment shall be made together with interest for the period from the due date for tax returns for the Taxable Period for which tax liability was recomputed to the date of payment at the rate provided for underpayments in Section 6621 of the Code in the case of payments from any Subsidiary to Parent and at the rate provided for overpayments in Section 6621 of the Code in the case of payments to any Subsidiary by Parent.

(c)	Procedure Relating to Carryback Payments. In the case of any adjustment described in the first sentence of subparagraph 5(a) that occurs in connection with a Carryback Payment, any payment between Parent and any of the Subsidiaries required by such adjustment shall be made by wire transfer on the same day that the Carryback Payment is received in immediately available funds from the IRS. Any payment between Parent and any of the Subsidiaries that is described in the first sentence of this subparagraph 5(c) shall not be accompanied by the payment of any additional amount representing interest.

(d)	Trust. Any Carryback Payment received by Parent and any payment received by Parent from the IRS as a result of a claim for refund of federal tax (any such payments as a result of claims for refund and any Carryback Payments are referred to collectively as “Recovery Payments”), and any rights (including, without limitation, all general intangibles related thereto and all proceeds thereof) of Parent to receive a Recovery Payment, shall be held by Parent in trust for AAC to the extent that the amount of the Recovery Payment does not exceed:

(i)	in the case of a Recovery Payment that is a Carryback Payment, the amount that would, upon receipt of the Recovery Payment, be required to be paid by Parent to AAC pursuant to subparagraphs 5(a) and 5(c); or

(ii)	in the case of a Recovery Payment that is received by Parent from the IRS as a result of a claim for refund of federal income tax, the amount that would, after the Final Determination relating to the claim for refund, be required to be paid by Parent to AAC pursuant to subparagraphs 5(a) and 5(b).

(e)

Provisions Relating to Trust. All amounts held by Parent in trust hereunder shall be held in (and, to the extent reasonably practicable, Parent shall cause third parties to remit such amounts directly to) a segregated account maintained by The Bank of New York Mellon (A) in which Parent shall not deposit, or permit to be deposited, any other amounts (other than earnings on amounts held in trust as contemplated

Amended and Restated Tax Sharing Agreement

hereby), (B) the title of which such segregated account expressly states that Parent is the account owner as trustee for the benefit of AAC and (C) with respect to which AAC holds a perfected security interest to the extent permitted under applicable law. In furtherance of the foregoing, Parent granted to AAC effective as of November 19, 2009 a security interest in such segregated account, all cash balances from time to time credited to such account and all proceeds of the foregoing. Notwithstanding any provision in this Tax Sharing Agreement to the contrary, the immediately preceding sentence shall be governed by the internal laws of the State of Wisconsin, without regard to conflicts of law principles that provide for the application of the laws of another jurisdiction.

(f)	Security Interest. To the extent that the provisions of subparagraph 5(d) are determined to not establish a trust for the benefit of AAC, Parent shall grant to the extent permitted under applicable law to AAC effective as of the Effective Date, to secure Parent’s payment and performance of any obligations owed by it to AAC under this Tax Sharing Agreement, a first priority security interest in all rights (including, without limitation, all general intangibles related thereto and all proceeds thereof) of Parent to receive Recovery Payments to the extent that the amount of the particular Recovery Payment does not exceed:

(i)	in the case of a Recovery Payment that is a Carryback Payment, the amount that would, upon receipt of the Recovery Payment, be required to be paid by Parent to AAC pursuant to subparagraphs 5(a) and 5(c); or

(ii)	in the case of a Recovery Payment that is received by Parent from the IRS as a result of a claim for refund of federal income tax, the amount that would, after the Final Determination relating to the claim for refund, be required to be paid by Parent to AAC pursuant to subparagraphs 5(a) and 5(b).

(g)

Further Actions. To the extent permitted under applicable law: (i) Parent agrees to execute and deliver such agreements, instruments, and other documents, and take such actions, as are reasonably necessary and/or reasonably requested by AAC to protect, perfect, and maintain the perfection of such security interest (including any account control agreement), and hereby authorizes AAC to file any UCC financing statement or other document in furtherance thereof; (ii) Parent irrevocably appoints AAC and its agents as Parent’s attorney, with power to receive, open and dispose of all mail addressed to Parent and to endorse Parent’s name upon any instruments (including any refund checks) that may come into AAC’s or its agents’ possession, in each case with respect to the collateral pledged hereunder to AAC; (iii) the foregoing power of attorney is coupled with an interest and may not be revoked by Parent; and (iv) notwithstanding any provision in this Agreement to the contrary, the

Amended and Restated Tax Sharing Agreement

provisions of subparagraphs 5(f) and this subparagraph 5(g) shall be governed by the internal laws of the State of Wisconsin, without regard to conflicts of law principles that provide for the application of the laws of another jurisdiction.

6. Filing of Tax Returns, Payment of Tax, Etc. The provisions of this paragraph 6 shall be subject to Sections 1.08 and 3.01 of the Cooperation Agreement:

(a)	Parent as Agent. Each Subsidiary hereby appoints Parent as its agent as long as such Subsidiary is a Member of the Group or such Subsidiary’s income is included in the consolidated federal tax return filed by the Group, in each case, for purposes of filing such consolidated federal income tax returns, making any election, application or taking any action in connection therewith on behalf of the Members of the Group. Each Subsidiary hereby consents to the filing of such returns and the making of such elections and applications.

(b)	Cooperation. Each of the Subsidiaries shall cooperate with Parent in the filing of any consolidated federal income tax returns for the Group by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which Parent may reasonably request in connection therewith. Each Member of the Group will provide Parent with such information or any powers of attorney concerning such returns and the application of this Tax Sharing Agreement as Parent may reasonably request.

(c)	Payment of Tax. For every Taxable Period, Parent will pay or discharge, or cause to be paid or discharged, the consolidated Federal Tax liability or AMT liability, including payments of estimated tax, of the Group.

(d)	Tax and Loss Bonds. To the extent that the purchase of tax and loss bonds is allowable under the Code, and is to the advantage of the Group, such purchase will be made.

(e)	Elections with Respect to an Adjustment Event or Deconsolidation Event.

(i)	Unified Loss Elections.

(1)

Deconsolidation Event. With respect to any Taxable Period that includes a Deconsolidation Event, AFGI, so long as it is the parent of the Group (or a new common parent if the Group remains in existence under Treasury Regulation Section 1.1502-75(d)(3)), shall, subject to the prior review and approval of the Rehabilitator, make valid and timely elections pursuant to Treasury Regulation Section 1.1502-36, to the extent permitted and provided for thereunder, such that (Y) the NOLs of the AAC Subgroup that exist

Amended and Restated Tax Sharing Agreement

immediately following such Deconsolidation Event will be an amount equal to the sum of the Post-Determination Date NOLs existing as of the Deconsolidation Event (to the extent not previously utilized in a prior Taxable Period by the Group) and the Post-Deconsolidation Allocated NOL Amount, and (Z) no reduction in the tax basis of any asset of the AAC Subgroup will be required pursuant to Treasury Regulation Section 1.1502-36(d)(4)(i)(D) and no reduction in the amount of any deferred deduction will be required pursuant to Treasury Regulation Section 1.1502-36(d)(4)(i)(C).

(2)	Adjustment Event. With respect to any Taxable Period that includes an Adjustment Event, AFGI, so long as it is the parent of the Group (or a new common parent if the Group remains in existence under Treasury Regulation Section 1.1502-75(d)(3)), shall, subject to the prior review and approval of the Rehabilitator, make valid and timely elections pursuant to Treasury Regulation Section 1.1502-36, to the extent permitted and provided for thereunder, such that (Y) the NOLs of the AAC Subgroup that exist immediately following such Adjustment Event will be an amount equal to the sum of the Post-Determination Date NOLs existing as of the Adjustment Event (to the extent not previously utilized in a prior Taxable Period by the Group) and the Post-Deconsolidation Allocated NOL Amount (determined as if the date of the Adjustment Event were a Deconsolidation Event), and (Z) no reduction in the tax basis of any asset of the AAC Subgroup will be required pursuant to Treasury Regulation Section 1.1502-36(d)(4)(i)(D) and no reduction in the amount of any deferred deduction will be required pursuant to Treasury Regulation Section 1.1502-36(d)(4)(i)(C).

(ii)

Protective Deconsolidation Elections. With respect to each Taxable Period of the Group, if AAC or the Rehabilitator notifies AFGI, at least thirty (30) days before the Group tax return is to be filed, that AAC or the Rehabilitator has reasonably determined that there exists uncertainty as to whether or not a Deconsolidation Event or Adjustment Event has occurred during such Taxable Period, AFGI, so long as it is the parent of the Group (or a new common parent if the Group remains in existence under Treasury Regulation Section 1.1502-75(d)(3)), shall, subject to the prior review and approval of the Rehabilitator, make such protective elections or take other similar actions, to the extent permitted by law, so that if such a Deconsolidation Event or Adjustment Event were determined subsequently to have occurred during such

Amended and Restated Tax Sharing Agreement

Taxable Period, the results contemplated by clause 6(e)(i) would be achieved to the maximum extent permitted thereunder.

(iii)	Additional Relief. In addition, if AAC or the Rehabilitator believes that a Deconsolidation Event or Adjustment Event may have occurred in a Taxable Period for which no election or protective election was made pursuant to Treasury Regulation Section 1.1502-36, and if AAC or the Rehabilitator desires to obtain relief from the IRS (whether under Treasury Regulation Section 301.9100 or otherwise) for the failure to make such an election, AFGI shall reasonably cooperate with AAC and the Rehabilitator in obtaining such relief; provided, however, that (i) any costs incurred in connection with obtaining any such relief shall be borne solely by AAC and (ii) AFGI is permitted to review and comment on any written materials provided to the IRS with respect to such relief and attend any meetings or participate in any other communication with the IRS.

(iv)	Ratable Allocation Election. If a Deconsolidation Event occurs on a date other than the last day of a Taxable Period of the Group, no election under Treasury Regulation Sections 1.1502-76(b)(2)(ii) or (iii) (a “ratable allocation” election) shall be made in connection with determining the allocation of the items of the AAC Subgroup between the portion of such Taxable Period that ends on the date of the Deconsolidation Event and the remaining portion of such Taxable Period.

(v)	Consolidated Return Filing by AAC. For the first Taxable Period of AAC that ends after a Deconsolidation Event, AAC shall make a timely election to file a consolidated federal income tax return with the other members of the AAC Subgroup.

(vi)	AMT Credit Allocation. To the extent permissible under applicable law, upon a Deconsolidation Event AFGI shall allocate to AAC the amount of any unused AMT credits allocable to any AAC AMT.

(vii)	Termination. AFGI’s obligations to make elections under this subparagraph 6(e) shall terminate upon the occurrence of any event described in clauses 6(d)(iv), (vii) or (viii) of the Cost Allocation Agreement.

(f)	Allocation Methodologies and Tax Assumptions.

(i)	NOL Allocation. The portion of any NOLs generated during the Taxable Period ending December 31, 2011 shall be allocated to either the Pre-Determination Date NOLs or the Post-Determination

Amended and Restated Tax Sharing Agreement

Date NOLs on the basis of a deemed closing, as of the end of the Determination Date, of the books and records of the AAC Subgroup and the AFGI Subgroup, in each case, as determined on a Separate Subsidiary Basis.

(ii)	Group Tax Assumptions. For purposes of determining amounts of the Group’s NOLs, AMT NOLs, AMT credits, taxable income (including any tax item or attribute utilized in determining taxable income) or any other amounts or attributes relevant with respect to determining any payable pursuant to this Tax Sharing Agreement, for Federal Tax and AMT purposes (i) the surplus notes issued by AAC in June 2010 will be considered indebtedness issued by AAC for federal income tax purposes, (ii) the aggregate issue price of the surplus notes issued by AAC in June 2010 and subject to a call option letter agreement shall be treated as equal to $232 million and (iii) the aggregate issue price of the remaining surplus notes issued by AAC in June 2010 shall be treated as equal to $1,060 million.

7. State and Local Taxes. In the event that any of the Subsidiaries and Parent is required to file, or elects to file, any combined or consolidated (or similar) state or local income or franchise tax returns or is treated as a member of a unitary group with any Member of the Group, then Parent and any Members of the Group that are required to be included in such returns, or that are requested to be included in such returns by Parent, shall join in the filing thereof, and Parent’s obligations to make payments to taxing authorities and the Member’s rights to payments from each other shall be determined in a manner as similar as possible to that provided herein for Federal Tax purposes, except that the use by the AAC Subgroup of net operating losses available for state and local tax purposes will be at no cost to AAC.

8. Resolution of Disputes.

(a)	Except as provided in subparagraph 8(b), if Parent and any Subsidiary are unable to agree upon the calculation, basis or determination of any payments under this Tax Sharing Agreement, after good faith discussions in an attempt to resolve such dispute, the dispute shall be referred to a mutually agreed upon independent accounting firm for resolution. The determination of the accounting firm will be made within sixty (60) days after being selected and shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover and Parent shall pay to such Subsidiary or such Subsidiary shall to pay to Parent, as the case may be, such amount, if any, within ten (10) days of the accounting firm’s decision. The fees, costs and all other direct or indirect expenses of the accounting firm shall be shared equally by Parent and the applicable Subsidiary.

(b)	In the event that (i) Parent believes any Subsidiary within the AAC Subgroup (including AAC) or the Rehabilitator to be, or (ii) any

Amended and Restated Tax Sharing Agreement

Subsidiary within the AAC Subgroup (including AAC) or the Rehabilitator, solely with respect to paragraph 5 and subparagraph 6(e), believes Parent to be, in material breach of, or otherwise not complying with their respective material obligations under, this Tax Sharing Agreement, such party shall provide the alleged breaching or non-complying party with a written notice (copied to their last known legal counsel) describing, in reasonable detail, the nature of the alleged breach or non-compliance. Following delivery of such written notice, the parties shall attempt, in good faith, to resolve their dispute. The party served with a notice of breach or non-compliance shall have thirty (30) days to cure the alleged breach or non-compliance. In the event that there is no cure and the parties are unable to resolve their dispute, any party alleging such breach or non-compliance may, not less than forty-five (45) days following delivery of such written notice, seek a judgment from the Rehabilitation Court that the other party has breached this Tax Sharing Agreement. Solely for purposes of resolving such dispute, Parent shall consent to the jurisdiction of the Rehabilitation Court. In the event that the Rehabilitation Court enters a final, non-appealable order in favor of any party alleging such breach or non-compliance, such party may ask the court to grant such further relief as the court deems appropriate in light of the nature and severity of the breach or non-performance, including specific performance, termination of the parties’ obligations under this agreement and/or monetary damages.

(c)	The obligations and procedures under subparagraph 8(b) shall terminate after the due date (including extensions) of the Group’s consolidated federal tax return for any Taxable Period if:

(i)	all of the following conditions are met as of the beginning of the immediately following Taxable Period:

(1)	no Pre-Determination Date NOLs remain available for use by the AAC Subgroup to offset income for Federal Tax purposes pursuant to the provisions of subclauses 3(c)(i)(1) and (2);

(2)	no Pre-Determination Date AMT NOLs remain available for use by the AAC Subgroup to offset income for AMT purposes pursuant to the provisions of subclause 3(c)(iii); and

(3)	no NOLs comprising the AFGI NOL Amount exist regardless of whether AFGI has consented to the use of such NOLs by the AAC Subgroup to offset income for Federal Tax purposes pursuant to subclause 3(c)(i)(3);

or

Amended and Restated Tax Sharing Agreement

(ii)	a Deconsolidation Event has occurred during such Taxable Period.

9. Adjudications. In any audit, conference or other proceeding with the IRS, or in any judicial proceedings concerning the determination of the federal income tax liabilities of the Group or any of its Members with respect to any Taxable Period during which each Subsidiary is, or was, a Member of the Group, the Group and each of its Members shall be represented by persons selected by Parent. The settlement and terms of settlement of any issues relating to any such proceeding shall be in the sole discretion of Parent, and each Subsidiary appoints Parent as its agent for the purpose of proposing and concluding any such settlement. The provisions of this paragraph 9 shall be subject to Section 1.08 of the Cooperation Agreement.

10. Binding Effect; Successors. This Tax Sharing Agreement shall be binding upon each of the parties hereto, including each Member of the Group, whether or not such Member was a Member upon the execution of this Tax Sharing Agreement, and each party hereto consents to the terms hereof and guarantees the performance of the agreements contained herein. Parent shall cause each future Member of such Group to assent to the terms of this Tax Sharing Agreement promptly after becoming a Member of such Group. Each party hereto hereby assents to each new Member becoming a party to this Tax Sharing Agreement. This Tax Sharing Agreement shall inure to the benefit of and be binding upon any successors or assigns of the parties hereto.

11. Equitable Interpretation. This Tax Sharing Agreement is intended to allocate the federal income tax liabilities and benefits of the Group in an equitable manner, and any situation or circumstance concerning such allocation which is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of allocation of this Tax Sharing Agreement.

12. Costs and Expenses. Except as otherwise provided herein or in the Cost Allocation Agreement, any and all costs and expenses incurred in connection with (i) the preparation of a consolidated or combined (or similar) federal, state or local income or franchise tax return which includes the income, gain, loss, deductions or credits of members of the Group, (ii) the application of the provisions of this Tax Sharing Agreement to the parties hereto or third parties, or (iii) any audit, conference or other proceeding involving the IRS or any other taxing authority to the extent that it relates to any item of income, gain, loss, deduction or credit of any Member of the Group (other than costs and expenses resulting from Parent’s failure to file a timely income tax return (including an estimated return) or to pay with such return the tax shown on such return or, if no such return was filed, the tax required to be shown on such return) shall be allocated between Parent and each Subsidiary in a reasonable manner as determined by Parent.

13. Effect of Agreement. This Tax Sharing Agreement shall determine the liability of Parent and each Subsidiary (including, to the extent provided herein, the AAC Subgroup) to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or the Treasury Regulations promulgated thereunder, financial reporting or any other matters. In the event of any conflict or inconsistency between this Tax Sharing Agreement and the provisions of the Mediation Agreement, the provisions of this Tax Sharing Agreement shall govern.

Amended and Restated Tax Sharing Agreement

14. References. Except as otherwise specifically provided herein, any references to the sections of the Code, or any Treasury Regulations promulgated thereunder, shall be deemed to refer to any successor provisions and shall refer to such sections, Treasury Regulations or provisions as in effect from time to time. Except as otherwise specifically provided herein, all paragraph references are to paragraphs contained in this Tax Sharing Agreement.

15. Termination.

(a)	This Tax Sharing Agreement shall be terminated on the happening of any of the following events:

(i)	If the parties agree, in writing, to terminate this Tax Sharing Agreement;

(ii)	If the Group fails to file a consolidated federal income tax return for any Taxable Period;

(iii)	With respect to any Subsidiary (other than AAC or any AAC Subsidiary), if such Subsidiary ceases to be a Member of the Group for any reason; provided, however, AAC shall not be required to make payments under clause 3(a)(ii) with respect to any Taxable Period beginning after a Deconsolidation Event; or

(iv)	A condition to the Closing Date not being able to be satisfied.

Notwithstanding the termination of this Tax Sharing Agreement in whole or with respect to any Member, its provisions (X) will remain in effect with respect to any portion of the Taxable Period in which termination occurs which is required to be included in the consolidated federal tax return of the Group, (Y) will remain in effect for all purposes (including with respect to any Subsidiary who ceases to be a member of the Group) with regard to amounts outstanding under this Tax Sharing Agreement prior to its termination and any payments required to be made to Parent by any Subsidiary, or by Parent to any Subsidiary, hereunder including any payments required pursuant to paragraphs 3, 4 and 5 and (Z) will remain in effect with respect to the matters dealt with in subparagraphs 3(a) and (c) and paragraphs 5, 6, 7, 8, 9, 10, 11 and 12 hereof; provided, that in the event that a condition to the Closing Date cannot be satisfied, amounts held in escrow pursuant to clause 3(a)(iii) shall be released to AAC.

16. Notices. Any payment, notice or communication required or permitted to be given under this Tax Sharing Agreement shall be deemed to have been given when deposited in the United States mail, postage prepaid, addressed as follows:

If to Parent:

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Amended and Restated Tax Sharing Agreement

If to AAC:

Ambac Assurance Corporation

One State Street Plaza

New York, New York 10004

or to such other address as a party shall furnish in writing to the other party.

17. Execution in Counterparts. This Tax Sharing Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Tax Sharing Agreement.

18. Parties to this Tax Sharing Agreement. Nothing herein shall in any manner create any obligations or establish any rights against any party to this Tax Sharing Agreement in favor of any person not a party to this Tax Sharing Agreement; provided, however, that, solely with respect to paragraph 5 and subparagraphs 6(e) and 8(b), the Rehabilitator shall be an express third party beneficiary of this Tax Sharing Agreement to the same extent as if it were a party to this Tax Sharing Agreement.

Amended and Restated Tax Sharing Agreement

IN WITNESS WHEREOF, the parties have caused this Tax Sharing Agreement to be executed as of the date first above written.

AMBAC FINANCIAL GROUP, INC.

By:
Name:
Title:

AMBAC ASSURANCE CORPORATION

By:
Name:
Title:

AMBAC INVESTMENTS INC.

By:
Name:
Title:

AMBAC AII CORPORATION

By:
Name:
Title:

AMBAC ASSET FUNDING CORPORATION

By:
Name:
Title:

Amended and Restated Tax Sharing Agreement

AMBAC CAPITAL FUNDING, INC.

By:
Name:
Title:

AMBAC CAPITAL CORPORATION

By:
Name:
Title:

CONNIE LEE HOLDINGS, INC.

By:
Name:
Title:

AMBAC BERMUDA LTD.

By:
Name:
Title:

EVERSPAN FINANCIAL GUARANTEE CORP.

By:
Name:
Title:

Amended and Restated Tax Sharing Agreement